EXHIBIT 10.1

Final dated March 22, 2002

STOCK PURCHASE AGREEMENT

among

 BNCCORP, INC.,

 BNC INSURANCE, INC.

 and

 RICHARD W. MILNE, JR.,

 TERRENCE M. SCALI,

 The Richard W. Milne, Jr. and Robin Jayne Milne

Revocable Living Trust,

The Terrence M. Scali and Marcella A. Scali Family Trust,

 G. Steven Hay,

 Nancy Kozloski-Rausch,

 Ronald Cadaret,

 Anthony J. Scali,

 and

 The Hammontree/Turnacliff Revocable Trust

Dated as of March 22, 2002

STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (this "Agreement"), dated as of March 22, 2002 (the "Effective Date"), is by and among BNCCORP, Inc., a Delaware corporation ("BNC"), BNC Insurance, Inc., a North Dakota corporation (the "Agency"), and Richard W. Milne, Jr., Terrence M. Scali, the Richard W. Milne, Jr. and Robin Jayne Milne Revocable Living Trust, and the Terrence M. Scali and Marcella A. Scali Family Trust (collectively, the "Principal Shareholders" and each a "Seller"), G. Steven Hay, Nancy Kozloski-Rausch, Ronald Cadaret, Anthony J. Scali, and the Hammontree/Turnacliff Revocable Trust (collectively, the "Other Shareholders," each a "Seller" and collectively with the Principal Shareholders, the "Sellers").

W I T N E S S E T H:

            WHEREAS, upon consummation of the Consolidation (as defined below), Sellers will own all of the issued and outstanding shares of common stock, $1.00 par value per share (the "Shares"), of Milne & Company Insurance, Inc., d/b/a Milne Scali & Company, an Arizona corporation ("Milne Scali");

            WHEREAS, Sellers thereafter desire to sell to the Agency, and BNC thereafter desires to cause the Agency to purchase from the Sellers, all of the Shares for the purchase price to be paid in accordance with Section 2.2 below and subject to the terms and conditions set forth in this Agreement; and

            WHEREAS, as a condition precedent to the consummation of the transactions contemplated by this Agreement, the Sellers have agreed to cause Milne Scali to acquire, by statutory mergers pursuant to which Milne Scali is the surviving corporation (the "Consolidation"), all of the outstanding shares of capital stock or membership interests, as applicable, of each of ASTR, Inc., an Arizona corporation, Harris-Shcolnik & Associates, Inc., an Arizona corporation, Milne Scali of Northern Arizona, L.L.C., an Arizona limited liability company, and Milne Scali – East Valley, L.L.C., an Arizona limited liability company (each, including Milne Scali, a "Company," and, collectively, the "Companies").

            NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in reliance upon the undertakings, representations, warranties and indemnities contained herein, BNC, the Agency and each of the Sellers agree as follows:

ARTICLE I
DEFINITIONS

            As used in this Agreement, capitalized terms shall have the meanings assigned to such terms in Exhibit "A."

ARTICLE II
SALE AND PURCHASE OF SHARES; CLOSING

            Section 2.1    Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller hereby agrees to sell to the Agency, and the Agency hereby agrees to purchase from each Seller, all of the Shares owned by each Seller, free and clear of all Liens, restrictions and claims of every kind.

            Section 2.2    Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Shares, BNC agrees to pay, or cause the Agency to pay, to the Sellers an aggregate purchase price consisting of:

                        (a)    fifteen million five hundred thousand dollars ($15,500,000) in cash by wire transfer of immediately payable funds (the "Cash Consideration"), payable at the Closing;

                        (b)    the number of shares of the common stock, $0.01 par value per share, of BNC determined by dividing $2,500,000 by the average closing sales price of such common stock on the Nasdaq National Market over the thirty (30) trading days immediately preceding the Closing Date (the "BNC Shares") payable at the Closing; and

                        (c)    the amounts payable pursuant to Sections 2.3 and 8.1.

            Section 2.3    Earnout.

                        (a)    BNC shall cause the Agency to pay to Sellers in accordance with Section 2.5 additional consideration up to a maximum aggregate amount of $8,500,000 (the "Earnout"), based on the EBITDA, if any, generated by Milne Scali in the future as follows:

                                    (i)    For each consecutive twelve (12) month segment of the sixty (60) month period commencing on the last day of the month in which the Closing occurs (each such twelve-month segment, an "Earnout Period") that Milne Scali generates EBITDA of more than $2,500,000, then BNC shall cause the Agency to pay the Sellers a fixed minimum Earnout amount (the "Base Earnout") of $1,700,000 plus an Earnout premium (the "Earnout Premium") equal to 50% of the amount by which EBITDA for such Earnout Period exceeds $2,500,000; provided, however, (A) that the sum of the Base Earnout and Earnout Premium for each Earnout Period shall not exceed an aggregate of $3,400,000, and (B) the amount of the Earnout Premium for the particular Earnout Period shall be credited against and reduce the remaining balance of the Earnout that may be earned in future Earnout Periods, in inverse order of payment. For example, if EBITDA for each of the five Earnout Periods is $4,000,000, then the sum of the Base Earnout and Earnout Premium payable for each of the first three Earnout Periods would be $2,450,000, the Base Earnout payable for the fourth Earnout Period would be $1,150,000 (with no Earnout Premium payable for the fourth Earnout Period), and the remaining balance of the Earnout that may be earned in the fifth Earnout Period would be $0.00, such that no Earnout payments would be payable with respect to the fifth Earnout Period.

                                    (ii)    For each Earnout Period that Milne Scali generates annual EBITDA less than or equal to $2,500,000 but more than $2,000,000, BNC shall cause the Agency to pay to Sellers a Base Earnout of $1,360,000 for that Earnout Period;

                                    (iii)    For each Earnout Period that Milne Scali generates annual EBITDA less than or equal to $2,000,000, then neither BNC nor the Agency shall pay any Base Earnout or Earnout Premium to the Sellers for that Earnout Period;

                        (b)    Within 20 days after the end of each Earnout Period, BNC shall deliver to the Sellers' Representatives a notice (the "Earnout Notice") specifying (i) the EBITDA for such Earnout Period, (ii) the Base Earnout and Earnout Premium then due, if any, and (iii) the remaining balance of the Earnout that may be earned in future periods, if any, showing in reasonable detail the computation thereof, and a certification by BNC's chief financial officer that such computation was based on Milne Scali's books and records and performed in a manner consistent with GAAP.

                        (c)    The amounts, if any, payable to the Sellers for each Earnout Period pursuant to this Section 2.3 shall be paid by the Agency within 30 days following the end of the Earnout Period, subject to Section 2.3(e) below if the Sellers' Representatives notify BNC of their objection to the Earnout Notice for the Earnout Period.

                        (d)    During the preparation of each Earnout Notice and the period of any review contemplated by this Section 2.3, BNC shall cause Milne Scali to (i) provide the Sellers' Representatives, upon reasonable notice, full access during normal business hours to the books, records, work papers, facilities and employees of Milne Scali to review the preparation of the Earnout Notice and (ii) cooperate with the Sellers' Representatives, including the provision on a timely basis of all information reasonably requested by the Sellers' Representatives and necessary or useful in reviewing and validating the contents of the Earnout Notice. After receipt of an Earnout Notice, the Sellers' Representatives shall have 10 days to review the Earnout Notice, together with all the work papers used in preparation thereof. Unless the Sellers' Representatives deliver a written notice to BNC on or before the 10th day after receipt by the Sellers' Representatives of the Earnout Notice specifying, in reasonable detail, all disputed items and the basis therefor (an "Objection"), the Sellers shall be deemed to have accepted and agreed to the Earnout Notice. If the Sellers' Representatives notify BNC of an Objection to an Earnout Notice, (i) the undisputed portion of the Base Earnout and Earnout Premium, as applicable, shall be paid within thirty (30) days following the end of the Earnout Period, and (ii) the Sellers' Representatives and BNC shall, within 10 days following such Objection, attempt to resolve the Objection. Any resolution as to any disputed items shall be final, binding and conclusive for BNC, the Agency and all Sellers, and any sums payable as a result of the resolution shall be paid by the Agency within ten (10) days of the resolution. At the end of such 10-day resolution period, any items remaining in dispute, including without limitation, exclusions of or additions to revenue and any allocations of expenses contemplated by the definition of EBITDA shall be submitted to a firm of nationally recognized, independent accountants with an office in Maricopa County, Arizona (the "Neutral Auditors") selected by BNC and the Sellers' Representatives within ten (10) days after the expiration of the 10-day resolution period. If BNC and the Sellers' Representatives are unable to agree on the Neutral Auditors, then BNC and the Sellers' Representatives shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors, who shall not have had a material business relationship with any of the Sellers, the Sellers' Representatives, BNC, the Agency or any of their respective Affiliates within the past two years. BNC and each of the Sellers agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne 50% by BNC and 50% by the Sellers. The Neutral Auditors shall act as an arbitrator to determine only those items still in dispute between BNC and the Sellers' Representatives. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Sellers and BNC, and shall be final, binding and conclusive on BNC, the Agency, the Sellers' Representatives and each of the Sellers. The amount payable shall then be paid by the Agency within 10 days following the final determination of the Neutral Auditors.

                        (f)    If (A) any Person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934) acquires 51% or more of the outstanding common stock of BNC, (B) any Person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934) other than BNC (or its direct or indirect subsidiaries as of immediately after the Closing) acquires 51% or more of the outstanding common stock of Milne Scali, the Agency or BNC National Bank (C) a majority of the Board of Directors of BNC, the Agency or BNC National Bank shall consist of Persons who were not either directors on the date hereof or nominated for election with the affirmative vote of a majority of the directors then in office, or (D) Milne Scali terminates its employment relationship with either Richard W. Milne, Jr. or Terrence M. Scali under the employment agreements to be executed and delivered pursuant to Section 2.4(b)(iii), unless such termination is ratified prior to the effective date of such termination by the unanimous vote of the Board of Directors of BNC (without taking into account the vote of either Principal Shareholder if either or both of them are members of the Board of Directors of BNC) (each, a "Change in Control"), as long as any amounts may be payable pursuant to this Section 2.3, the Sellers' Representatives may, at any time within six (6) months from the date the Change in Control occurs, at their option, either:

                                      (i)    elect for the Sellers to continue to receive payments as determined pursuant to Section 2.3(a) through (e);

                                      (ii)    or elect for the Sellers to accelerate payment of the remaining balance of the Earnout that may be earned in future periods, by calculating the average EBITDA for the period from the Closing through the date of the Change in Control (annualized on a pro forma basis) and applying such average to the remaining Earnout Periods. For example, if the EBITDA for the first Earnout Period is $2,500,001, the Sellers are paid $1,700,000 for the first Earnout Period and EBITDA for the first six months of the second Earnout Period is $1,250,001, a Change of Control occurs at the end of the sixth month of the second Earnout Period, and the Sellers' Representatives elect to exercise the acceleration payment of the Earnout, then the amount payable pursuant to this Section 2.3(f)(ii) (before being discounted as provided below) would equal $6,800,000. The determination of the Earnout payment payable under this Section 2.3(f)(ii) shall be made as if at the end of an Earnout Period, following the same procedures set forth above in Sections 2.3(a) through (e) except that any remaining balance of the Earnout payable on an accelerated basis pursuant to this Section 2.3(f)(ii) shall be subject to a discount rate of five percent (5%) per annum for the period of time between the date on which the accelerated Earnout payment is made pursuant to this Section 2.3(f)(ii) and the date each remaining Earnout payment would have otherwise been made pursuant to Section 2.3(c) (assuming Sellers have made no Objection) such that, by way of illustration, the amount payable pursuant to this Section 6.3(f)(ii) in the example above after being discounted would equal $6,028,116 (i.e., [$1,700,000 / (1.05)1]+[$1,700,000 / (1.05)2] + [$1,700,000 / (1.05)3] + [$1,700,000 / (1.05)4]).

            The Sellers' Representatives' election pursuant to this Section 2.3(f) shall be in writing and shall be delivered to BNC in accordance with the provisions of Section 8.4. If the Sellers' Representatives elect to accelerate payment of any remaining balance of the Earnout pursuant to this Section 2.3(f), the Agency shall pay such amount to the Sellers within thirty (30) days of the date of delivery of the notice of election. Any Dispute regarding the remaining balance of the of the Earnout that may be earned shall be resolved pursuant to the procedures set forth in Section 2.3(e).

                        (g)    BNC covenants and agrees for the benefit of Sellers that during the period from the Closing until the end of the last Earnout Period, it will: (i) cause separate books of account and financial statements of Milne Scali to be maintained for purposes of determining whether Milne Scali has achieved the EBITDA targets set forth in Section 2.3(a); (ii) ensure that Milne Scali has sufficient working capital to operate its business in the ordinary course; (iii) not permit the sale of all or substantially all of Milne Scali's assets to any Person that is not an Affiliate of BNC; and (iv) not cause Milne Scali to take any actions that are inconsistent with the manner in which Milne Scali conducted its operations and activities immediately prior to the Closing, including, without limitation, causing Milne Scali to cease or suspend its business operations or to acquire another Person (whether by merger, consolidation, purchase of capital stock, asset purchase or otherwise); provided however, that if BNC shall propose to cause Milne Scali to make an acquisition, combine with other operating divisions of BNC or make any other significant change to the business of Milne Scali as conducted on the Closing, in connection therewith the EBITDA targets set forth in Section 2.3(a) shall be modified to such amounts as may be mutually agreed to by BNC and the Sellers' Representatives to appropriately reflect such action.

                        (h)    BNC shall cause Richard W. Milne, Jr. and Terrence M. Scali to be elected to the board of directors of BNC National Bank for so long as (i) any Earnout payments may be earned by the Sellers pursuant to this Section 2.3 and (ii) Milne Scali has not terminated its employment relationship with either Richard W. Milne, Jr. or Terrence M. Scali for "Cause," as defined in the employment agreements to be executed and delivered by them pursuant to Section 2.4(b)(iii).

                        (i)    The Sellers shall be entitled to receive the amounts, if any, payable to the Sellers pursuant to this Section 2.3 notwithstanding the termination of the employment relationship of any of the Sellers with Milne Scali during the Earnout Period.

            Section 2.4    Closing.

                        (a)    The closing of the purchase and sale of the Shares (the "Closing") shall take place after the satisfaction or waiver of the conditions set forth in Sections 2.4(c), (d) and (e) at such time and place as BNC and Sellers may agree (the "Closing Date"), but in no event later than April 15, 2002.

                        (b)    At the Closing:

                                      (i)    BNC shall cause the Agency to pay and deliver to Sellers the Cash Consideration and the BNC Shares;

                                      (ii)    Sellers shall deliver to BNC certificates representing the Shares either duly endorsed to the Agency or accompanied by duly executed and completed transfers in favor of the Agency, which shall transfer to the Agency good and marketable title to the Shares free and clear of all Liens, restrictions, and claims of every kind;

                                      (iii)    Milne Scali and each of Richard W. Milne, Jr. and Terrence M. Scali shall execute and deliver employment agreements in the form of Exhibit "C" attached hereto;

                                      (iv)    Milne Scali and each of Robert L. Grant, G. Steven Hay and Anthony J. Scali shall execute and deliver the employment agreements in the form of Exhibit "D" attached hereto.

                                      (v)    Milne Scali and each of the account executives, insurance brokers and other employees of Milne Scali reasonably designated by BNC or the Principal Shareholders as key employees of Milne Scali shall execute and deliver employment agreements in the form of Exhibit "E" attached hereto;

                                      (vi)    Milne Scali Properties, L.L.C. and Milne Scali shall execute and deliver the lease agreement in the form of Exhibit "F" attached hereto (the "Lease");

                                      (vii)    Sellers shall execute and deliver a certificate, dated as of the Closing Date, certifying that (A) all of the conditions set forth in this Section 2.4 applicable to the Sellers are satisfied on and as of the Closing Date and (B) the Sellers' representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date;

                                      (viii)    BNC shall execute and deliver a certificate of an appropriate officer of BNC, dated as of the Closing Date, certifying that (A) all of the conditions set forth in this Section 2.4 applicable to BNC and the Agency are satisfied on and as of the Closing Date and (B) the representations and warranties of BNC and the Agency contained in this Agreement are true and correct in all material respects as of the Closing Date;

                                      (ix)    BNC and the Agency shall each execute and deliver a certificate of the Secretary or Assistant Secretary as to the incumbency and signatures of the officers of BNC and the Agency, respectively, executing this Agreement and any other certificate or document executed and delivered pursuant hereto;

                                      (x)    Each of BNC and the Sellers shall deliver an opinion of counsel in form and substance reasonably satisfactory to Sellers and BNC, respectively; and

                                      (xi)    Each of the Sellers shall take such other actions as are reasonably requested by BNC or required to consummate the transactions contemplated by this Agreement.

                        (c)    The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, where permissible, waiver by such party of the following conditions at or prior to the Closing Date:
                                      (i)    No Applicable Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity which prohibits or restricts the consummation of the transactions contemplated by this Agreement. No Proceeding by a Governmental Entity before any court or other Governmental Entity shall have been commenced and be pending which seeks to prohibit or restrict the consummation of the transactions contemplated by this Agreement.
                        (d)    The obligations of BNC and the Agency to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived by BNC:
                                      (i)    The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                                      (ii)    The Companies shall have consummated the Consolidation on the terms set forth in the ancillary agreements in the form attached hereto as Exhibit "G" (the "Ancillary Agreements").

                                      (iii)    The Internal Financial Statements shall have been audited by the Companies' independent public accountants, Semple & Cooper, LLP, and, except as set forth on Schedule 2.4(d)(iii), there shall have been no audit adjustments in the Audited Financial Statements at and for the year ended December 31, 2001 reducing the amounts of either net income or total assets or increasing the amount of total liabilities as reflected on the Internal Financial Statements.

                                      (iv)    The equity accounts of each of Robert L. Grant, G. Steven Hay and Anthony J. Scali shall be restructured pursuant to the terms of each of their respective employment agreements with Milne Scali to be delivered pursuant to Section 2.4(b)(iv), such that each of them shall receive, for services previously rendered, fully earned, vested monthly bonus payments during each of the 60 full months immediately following the Closing Date in the amounts of $4,500, $8,333.33 and $4,166.67, respectively.

                        (e)    The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Sellers: the representations and warranties of BNC and the Agency set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and BNC and the Agency shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

            Section 2.5    Payments. The payment of the Cash Consideration, the distribution of the BNC Shares and all Base Earnout, Earnout Premium and/or accelerated Earnout payments made by BNC and/or the Agency pursuant to Article II shall be allocated among and paid directly to the Sellers in accordance with the allocation percentages and the instructions set forth on Exhibit "B." Each of the Sellers (i) acknowledges and agrees to the allocation percentages set forth on Exhibit "B," (ii) stipulates that all payments of the Cash Consideration, the Earnout, and the distribution of BNC Shares made pursuant to Sections 2.2 and 2.3, and the Tax payment contemplated by Section 8.1, shall be made in accordance with the allocation percentages set forth on Exhibit "B," (iii) acknowledges and agrees that the allocation percentages set forth on Exhibit "B" are the sole responsibility of the Sellers, (iv) agrees that BNC shall have no obligation or other responsibility with respect to such allocation percentages, and (v) shall indemnify and hold harmless BNC and the Agency for any liability associated with any such allocation of payments among the Sellers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            Each of the representations and warranties set forth herein shall be separate and independent and, except as expressly provided herein, shall not be limited by reference to any other representation or warranty or anything else in this Agreement. Each Seller (a) severally represents to BNC and the Agency with respect to the matters set forth in Sections 3.1 through 3.5 as to himself or herself and as to the Shares owned by him or her; and (b) with respect to the matters set forth in Sections 3.6 through 3.31, (i) each Other Shareholder represents and warrants to BNC and the Agency on a several basis with respect to the Company in which he or she had an interest prior to the consummation of the Consolidation, and (ii) each of the Principal Shareholders represents and warrants to BNC and the Agency on a joint and several basis with respect to the Companies with the other respective Sellers as follows:

            Section 3.1    Ownership. At the Closing, the Seller will be the sole record and beneficial owner of the Shares represented by the certificates representing the number of Shares shown opposite his or her name on Exhibit "B" attached hereto. At the Closing, the Seller will have good and marketable title to such Shares and the absolute right to deliver the Shares in accordance with this Agreement, free and clear of all Liens, restrictions and claims of any kind. The transfer of the Shares to the Agency in accordance with the terms of this Agreement will transfer good and marketable title to the Shares owned by the Seller to the Agency, free and clear of all Liens, restrictions and claims of any kind. Except for the Ancillary Agreements and the employment agreements of certain key employees being restructured in connection with this Agreement, there is no existing subscription, debt security, option, warrant, call, right, commitment or other agreement or right (whether preemptive or contractual) to which the Seller is a party requiring, and there are no convertible securities of Milne Scali owned or held, directly or indirectly, by the Seller which upon conversion require, directly or indirectly, the issuance of any additional shares of the capital stock of Milne Scali or other securities convertible into or exercisable or exchangeable for capital stock of Milne Scali or any other equity securities of Milne Scali, and there are no obligations or claims (contingent or otherwise) of the Seller to purchase or otherwise acquire any capital stock of Milne Scali. No Person (other than BNC and the Agency) otherwise has any agreement option or claim or any right or privilege (either preemptive or contractual) capable of becoming an agreement or option for the purchase from the Seller of any of the Shares being transferred by the Seller to the Agency pursuant to this Agreement.

            Section 3.2    Authority. The Seller has the full legal right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes, and each other agreement, instrument or document executed or to be executed by the Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as limited by either (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or (b) general principals of equity.

            Section 3.3    Noncontravention. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby does not and will not (a) result in the creation or imposition of any Lien upon the Shares held by the Seller or (b) violate any Applicable Law binding upon the Seller. Except as disclosed on Schedule 3.3, no consent, approval, authorization, license, order or permit of or declaration, filing or registration with, or notification to, any Governmental Entity is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            Section 3.4    Legal Proceedings. There are no Proceedings pending or, to the Seller's knowledge, threatened (a) seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or (b) asserting that any Person, other than the Seller, is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, or any other voting, equity or ownership interest in, the Shares owned by the Seller.

            Section 3.5    Investment Representation.

                        (a)    Seller is acquiring the BNC Shares for investment for his own account and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof. In receiving BNC Shares, Seller is not offering or selling, and will not offer and sell, for BNC in connection with any distribution of such BNC Shares, and Seller does not have any contract, undertaking, agreement or arrangement with any Person for the distribution of BNC Shares and will not participate in any undertaking or in any underwriting of such an undertaking except in compliance with Applicable Law.

                        (b)    Seller acknowledges that an investment in BNC involves a substantial degree of risk and that no assurance can be given that the value of the BNC shares will not decrease or fluctuate over time.

                        (c)    Seller has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in BNC.

                        (d)    Seller has been afforded access to information about BNC and BNC's financial position, results of operations, business, property and management sufficient to enable him or her to evaluate an investment in the BNC Shares, and has had the opportunity to ask questions of and has received satisfactory answers from BNC concerning the foregoing matters.

                        (e)    Seller (i) has adequate means of providing for Seller's current needs and possible future contingencies, and has no need, and anticipates no need, for liquidity with respect to this investment in the BNC Shares, and (ii) is able to bear the economic risks of this investment in the BNC Shares and is able to hold the BNC Shares until such time as the BNC Shares may be resold in compliance with the Securities Act of 1933, as amended.

            Section 3.6    Organization; Qualification; Subsidiaries.

                        (a)    Milne Scali is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite power and authority to own its property and to carry on its business as it is now being conducted. No actions or proceedings to dissolve Milne Scali are pending or are threatened. Milne Scali is duly qualified or licensed to do business and is in good standing in the State of Arizona.

                        (b)    Except as disclosed on Schedule 3.6(b), Milne Scali does not own, and will not own after the consummation of the Consolidation, directly or indirectly, any shares of capital stock or any other ownership interest in any other Person.

            Section 3.7    Capitalization.

                        (a)    The authorized equity securities of Milne Scali consist of 100,000 shares of common stock, $1.00 par value per share, of which 58,013.55 will be issued and outstanding at the Closing and constitute the Shares.

                        (b)    At the Closing, all of the Shares will be owned of record and beneficially by each of the Sellers in the amounts set forth on Exhibit "B." At the Closing, all of the Shares will have been duly authorized and will be validly issued, fully paid and non-assessable and issued in accordance with Applicable Law.

                        (c)    Except as set forth on Exhibit "B," there are no existing subscription, debt security, option, warrant, calls, right, commitment or other agreement or right (whether statutory or contractual) to which Milne Scali is a party requiring, and there are no convertible securities of Milne Scali outstanding, which upon conversion would require, directly or indirectly, the issuance of any additional capital stock of Milne Scali or other securities convertible into or exercisable or exchangeable for capital stock of Milne Scali or any other equity security of Milne Scali, and there are no obligations or claims (contingent or otherwise) of Milne Scali or any other Person to repurchase, redeem or otherwise acquire any capital stock of Milne Scali or make investments in, or provide any guarantee with respect to the obligations of, any other Person. There are no bonds, debentures, notes, lines of credit, letters of credit or other indebtedness issued and outstanding having the right to vote on any matters in which any of the shareholders of Milne Scali may vote.

            Section 3.8    No Conflict. Except as disclosed on Schedule 3.8, neither the execution and the delivery of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby do or will (a) violate, conflict with, or result in a breach of any provisions of, (b) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (c) result in the termination of or accelerate the performance required by, (d) result in the creation of any Lien upon any of the Shares or any properties or assets of any of the Companies under, any of the terms, conditions or provisions of any of the Companies' Charter Documents or any note, bond, mortgage, indenture, deed of trust, lease, license, loan agreement or other instrument or obligation to or by which any of the Companies or any of their assets are bound, or (e) violate any Applicable Law (excluding any Applicable Laws relating to the non-banking activities of national banks and bank holding companies) binding upon any of the Companies or any of their assets.

            Section 3.9    Consent. Except as disclosed on Schedule 3.9, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person is required to be obtained or made by the Sellers or the Companies in connection with the execution, delivery or performance by the Sellers of this Agreement or the consummation of the transactions contemplated hereby.

            Section 3.10    Charter Documents. None of the Companies is in violation of any provision of its Charter Documents. The minutes of meetings of the board of directors and managers (and consents in lieu thereof) of the Companies and the stock and membership interest records of the Companies accurately reflect the ownership of the Companies and all formal actions taken by the respective board of directors, managers, committees, shareholders and members thereof.

            Section 3.11    Financial Statements. The Internal Financial Statements and the Audited Financial Statements have been prepared consistent with prior periods from the books and records of the Companies, are complete, correct and in accordance with the books of account and records of the Companies and fairly present the financial condition and results of operations of the entity or entities to which they relate on the dates, and for the periods indicated thereon, as applicable. Except as disclosed on Schedule 3.11, none of the Companies have any liabilities, commitments, debts or obligations of any nature (whether accrued, absolute, liquidated or unliquidated, actual or contingent, unasserted or otherwise), except (a) liabilities disclosed, reflected or reserved against in the Audited Financial Statements or (b) current liabilities and obligations incurred since December 31, 2001 in the ordinary course of business.

            Section 3.12    Absence of Certain Changes. Except as disclosed on Schedule 3.11 or on Schedule 3.12, none of the Companies has, since December 31, 2001:

                        (a)    incurred any obligation or liability, absolute or contingent, except trade or business obligations incurred in the ordinary course of business or sales, income, franchise or ad valorem taxes accruing or becoming payable in the ordinary course of business;

                        (b)    entered into any agreement or transaction not in the ordinary course of business;

                        (c)    declared or paid any dividend or other distribution with respect to any of their capital stock or purchased any of their capital stock, except as required by the terms of Ancillary Agreements;

                        (d)    subjected any of their assets to any Lien;

                        (e)    increased the rate of compensation (including bonuses, contingent severance payments, retirement, profit sharing, benefits or any other payments) payable or to become payable to any of their officers or directors;

                        (f)    entered in to, terminated or received notice of the termination of any Material Contract, commitment or transaction or waived any right of material value to them;

                        (g)    defaulted under any note, loan, mortgage, guarantee or other instrument of indebtedness or any Material Contract;

                        (h)    transferred any asset, right or interest to, or entered into any transaction with, the Sellers or any of their Affiliates; amended its Charter Documents;

                        (i)    or made any agreement or commitment to do any of the foregoing.

            Section 3.13    Accounts Receivable. All of the accounts receivable of each of the Companies have arisen only from bona fide transactions in the ordinary course of business and represent valid obligations owing to such Company. Except as disclosed on Schedule 3.13, all such accounts receivable are collectible without any counterclaims, set-offs or other defenses, and without provision for any allowance for uncollectible accounts in excess of any reserves provided for in the Financial Statements.

            Section 3.14    Clients. Since June 30, 2001, except as disclosed on Schedule 3.14, no Material Client has canceled or otherwise terminated, or threatened or given notice of its intention to cancel or otherwise terminate, its relationship with any of the Companies, or decreased, or threatened or given notice of its intention to decrease, the level of transactions involving, and the level of services provided to it by, any of the Companies. To the knowledge of the Sellers, no Material Client intends to cancel, terminate or otherwise substantially reduce its utilization of the services provided by the Companies, either as a result of the transactions contemplated by this Agreement or otherwise.

            Section 3.15    Properties; Equipment. None of the Companies has never owned any real property. Each of the Companies is in possession of, has good title to, or a valid leasehold interest in, all of its properties and assets, tangible and intangible, free and clear of all Liens.

            Section 3.16    Governmental Permits. Each of the Companies has obtained all Governmental Permits that are required for the conduct of its business as presently conducted and is in Substantial Compliance with all of its Governmental Permits.

            Section 3.17    Compliance with Laws. Each of the Companies has been and is in Substantial Compliance with all Applicable Laws with respect to the conduct of its business and the ownership and operation of its assets. None of the Companies has received any notices or warnings of violation of any Applicable Law with respect to either the conduct of its business or the ownership or operation of its assets, nor are there any facts known to any of the Sellers that could reasonably be expected to give rise to any such notice or warning.

            Section 3.18    Material Contracts. Each Material Contract is valid, binding and enforceable against each Company and each Seller that is a party thereto, except to the extent that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by equitable principles. Each of the Companies and, to the Sellers' knowledge, each other party to every Material Contract, is in Substantial Compliance in all material respects with the provisions of such Material Contract.

            Section 3.19    Litigation. Except as disclosed on Schedule 3.19, there are no Proceedings pending, or to the Sellers' knowledge, threatened against or affecting any of the Companies, and there have been no events and there are no facts or circumstances that could reasonably be expected to result in any Proceedings against or affecting any of the Companies.

            Section 3.20    Environmental Matters. Sellers and the Companies have Substantially Complied, and are Substantially Complying with, all Environmental Laws affecting the Companies and, to the Sellers' knowledge, there are no past, pending or, to the Sellers' knowledge, threatened Environmental Claims against the Companies or the Sellers with respect to any of the Companies.

            Section 3.21    Employee Plans.

                        (a)    The Companies have made all contributions to, and have no contingent liability with respect to any of, its Employee Plans and Benefit Arrangements. Each Employee Plan and Benefit Arrangement has been maintained in Substantial Compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

                        (b)    None of the Companies has ever maintained an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or was (i) a plan subject to Title IV of ERISA or (ii) a "multi-employer plan" (as defined in Section 3(37) of ERISA).

                        (c)    Except as disclosed on Schedule 3.21(c), full payment has been made of all amounts that the Companies have been required to have paid as contributions to any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

                        (d)    None of the Employee Plans and Benefit Arrangements maintained or administered by any of the Companies is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity, and no matters are pending with respect to any Employee Plan under any voluntary compliance resolution or similar program administered by any Governmental Entity.

            Section 3.22    Taxes. Except as otherwise contemplated by Section 8.1 or as disclosed on Schedule 3.22:

                        (a)    All Returns required to be filed on or prior to the date hereof by or on behalf of the Companies have been duly filed on a timely basis and in correct form. Such Returns (including all attached statements and schedules) are true, complete and correct. In particular, and without in any manner limiting the foregoing, none of the foregoing Returns contains any position that is or would be subject to the penalties under any Applicable Law. An extension of time within which to file any Return that has not been filed has not been requested or granted. The Companies have paid in full all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto. There are no other Taxes that are payable by any of the Companies or for which any of the Companies is liable with respect to items or periods covered by the Returns (whether or not shown on or reportable on such Returns) or with respect to any taxable period (or portions thereof) ending on or prior to the Closing.

                        (b)    Each of the Companies has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes) with respect to periods (or portions thereof) ending on or prior to the date hereof. Each of the Companies has Substantially Complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with amounts paid or owing to any employee, creditor independent contractor or other third party.

                        (c)    There are no Liens on any of the assets of the Companies with respect to Taxes, other than Liens for current Taxes not yet due and payable.

                        (d)    None of the Companies has made, agreed to make, or been required to make, any adjustment under Code Section 481(a) by reason of change in accounting method or otherwise.

                        (e)    No Return of any of the Companies has ever been audited by a governmental or taxing authority, nor is any such audit in process, pending or threatened (formally or informally).

                        (f)    No Tax deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted by a Governmental Entity with respect to Taxes that are payable by any of the Companies. None of the Companies has received any formal or informal notice from a Governmental Entity that it has not filed a Return or paid Taxes required to be filed or paid.

                        (g)    None of the Companies is a party to any pending action or proceeding for assessment or collection of Taxes, nor has any such action or proceeding been asserted or threatened (either formally or informally) against any of the Companies or any of their respective assets.

                        (h)    No waiver or extension of any statute of limitations has been requested or is in effect with respect to any Taxes or Returns of any of the Companies.

                        (i)    No consent under Code Section 341(f) or any similar provision of state or local law has been filed with respect to the any of the Companies.

                        (j)    None of the Companies will be a party to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for federal income tax purposes after the consummation of the Consolidation.

                        (k)    No item of income or gain reported by any of the Companies for financial accounting purposes in any period that ends on or prior to the Closing is required to be included in taxable income for a taxable period that ends after the Closing.

            Section 3.23    Certain Payments. Except as set forth on Schedule 3.23, none of the Companies, nor any director, officer, agent, or employee of any of the Companies, or any other Person associated with or acting for or on behalf of any of the Companies, has (a) directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, whether in money, property or services, except in Substantial Compliance with all Applicable Laws and Material Contracts (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for in respect of any of the Companies or any Affiliate; or (b) established or maintained any fund or asset that has not been recorded in the books and records of such Company.

            Section 3.24    Transactions with Certain Persons. Except for employment relationships in the ordinary course of business and the lease agreement to be executed and delivered at the Closing pursuant to Section 2.4(b)(v), after giving effect to the Consolidation and the transactions contemplated by this Agreement, no director, officer, employee or shareholder of Milne Scali, nor any of such Person's Affiliates, will be a party to any transaction with Milne Scali, including without limitation, any contract, agreement or other arrangement providing for the furnishing of services by, or the rental of real or personal property from, any such Person or from any of his Affiliates.

            Section 3.25    Intellectual Property. Each of the Companies either owns or has valid licenses to use all Intellectual Property used in and material to its business as presently conducted, subject to limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in businesses similar to that of the Companies. Each of the Companies is in Substantial Compliance with all such licenses and agreements and there are no pending or, to the Sellers' knowledge, threatened Proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property or the right of any Company to use, copy, modify or distribute the same. The consummation of the transactions contemplated by this Agreement will not result in the termination, modification or cancellation of the interests of any of the Companies in such Intellectual Property.

            Section 3.26    Insurance. Except as disclosed on Schedule 3.26, all premiums due under all insurance policies and binders held by the Companies or the Sellers that relate to the business of the Companies have been paid or accrued for on the Financial Statements, all such policies and binders are in full force and effect, no notice of cancellation or nonrenewal of any such policy or binder has been received by any of the Companies and no notice of disallowance of any claim under any insurance policy or binder, whether or not currently in effect, has been received by any of the Companies. None of the Companies has any liability for, or exposure to, any premium expense for expired policies and there are no current claims by any of the Companies under any such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies, nor are there any insured losses for which claims have not been made.

            Section 3.27    Books and Records. All of the books and records of the Companies, including all personnel files, employee data and other materials relating to employees, are substantially complete and correct and have been maintained in Substantial Compliance with all Applicable Laws. Such books and records accurately and fairly reflect, in reasonable detail, all assets, liabilities and material transactions of each of the Companies.

            Section 3.28    Labor Matters.

                        (a)    Except as set forth on Schedule 3.28, or in the Employment Agreements to be executed and delivered at the Closing pursuant to Section 2.4(b)(iii), none of the Companies is a party to any written or oral employment, commission, bonus or other compensation or consulting agreement that it may not terminate without any payment or penalty, at will, with or without cause, except to the extent that employment at will may be limited by Applicable Law.

                        (b)    (i) Each of the Companies is in Substantial Compliance with all Applicable Laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there is no unfair labor practice charge or complaint against any of the Companies pending before any Governmental Entity, (iii) there is no labor strike, slowdown, work stoppage or lockout actually pending or threatened against or affecting any of the Companies, (iv) there is no representation claim or petition pending before any Governmental Entity, (v) there are no charges with respect to or relating to any of the Companies pending before any Governmental Entity responsible for the prevention of unlawful employment practices and (vi) none of the Companies has had formal notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of such Company and no such investigation is in progress.

            Section 3.29    Documents and Written Materials; Disclosure. Originals or true and complete copies of all documents or other written materials furnished by Sellers or Milne Scali evidencing the matters expressly represented or warranted by Sellers in this Article III or listed on or attached as part of a Disclosure Schedule have been furnished or made available to BNC in the form in which each of such documents is in effect, and will not be modified in any material respect without BNC's prior written consent. No representation or warranty of Sellers expressed in this Agreement or on a Disclosure Schedule contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            Section 3.30    Director and Officer Indemnification. The directors and officers of each of the Companies are not entitled to indemnification by such Company, except to the extent that indemnification rights are provided for generally by Applicable Law or in its Charter Documents. As of the date of this Agreement, (i) there are no pending or, to the Sellers' knowledge, threatened claims for indemnification by any director or officer of any of the Companies, (ii) no actions or formal or informal claims have been served upon the Companies or their directors and officers that request indemnification by any director or officer of any of the Companies, and (iii) none of the Sellers has knowledge of any facts or events that could reasonably be anticipated to result in an indemnification claim.

            Section 3.31    Brokers' Fees. Neither the Sellers nor any of the Companies has incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or investment banking fees or other similar payments in connection with this Agreement for which the any of the Companies is responsible.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BNC

            Each of the representations and warranties set forth herein shall be separate and independent and, except as expressly provided herein, shall not be limited by reference to any other representation or warranty or anything else in this Agreement. BNC and the Agency represent and warrant to the Sellers as follows:

            Section 4.1    Organization. BNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Agency is a corporation duly organized, validly existing and in good standing under the laws of the State of North Dakota. Each of BNC and the Agency has all requisite corporate power and authority to own its respective properties and carry on its respective business as now being conducted.

            Section 4.2    Authority; Enforceability. Each of BNC and the Agency has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of BNC, and the Agency and no other corporate proceedings on the part of either BNC or the Agency are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by BNC and the Agency and constitutes a valid and binding obligation of each of BNC and the Agency, enforceable against them in accordance with its terms, except as limited by either (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or (b) general principals of equity.

            Section 4.3    Consents and Approvals; Conflicts. No permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution by either BNC or the Agency of this Agreement, or at the Closing will be necessary for the consummation by either BNC or the Agency of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by either BNC or the Agency, nor the consummation of the transactions contemplated hereby, will violate any of the provisions of the Charter Documents of either BNC or the Agency; conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any court order, consent decree, note, bond, mortgage, indenture, deed of trust, or any license or agreement binding on either BNC or the Agency or to which BNC or the Agency is subject or a party, or constitute a default thereunder; or result in the creation of any Lien upon any of the assets of either BNC or the Agency, except for any such conflict, breach, termination, acceleration, default or Lien that would not have a material adverse effect on (a) the business, assets or financial condition of either BNC or the Agency or (b) either BNC's or the Agency's ability to consummate any of the transactions contemplated hereby.

            Section 4.4    Capitalization.

                        (a)    The authorized capital stock of BNC consists of 10,000,000 shares of common stock, $0.01 par value per share, of which 2,442,050 shares are issued and outstanding and 42,880 are held in its treasury, and 2,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued and outstanding. All such issued and outstanding shares have been duly authorized and are validly issued, fully paid and non-assessable.

                        (b)    The BNC Shares to be issued hereby, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Liens, restrictions and claims of any kind.

                        (c)    BNC will provide, upon the request of any Seller and at no cost to Sellers, a legal opinion permitting the removal of any Rule 144 legend affixed to the BNC Shares upon the expiration of such restrictions as are applicable under the Securities Act.

            Section 4.5    Financial Reports. BNC has made available to Sellers BNC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 in the form filed with the Securities and Exchange Commission (collectively, the "BNC Financial Reports") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such BNC Financial Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder as of their respective dates. Each of the balance sheets in or incorporated by reference in the BNC Financial Reports (including any related notes and schedules thereto) fairly present the financial position of BNC as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the BNC Financial Reports (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

ARTICLE V
PRE-CLOSING COVENANTS

            Section 5.1    Legal Requirements. Subject to the conditions set forth in Article V and to the other terms and provisions of this Agreement, each of the parties to this Agreement agrees to take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements applicable to it with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them. Each of BNC, the Agency and Sellers will take all reasonable actions necessary to obtain, and will cooperate with each other in obtaining, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private party, required to be obtained or made to consummate the transactions contemplated by this Agreement.

            Section 5.2    Access to Properties and Records. Until the Closing Date, Sellers shall cause each of the Companies to allow BNC and its authorized representatives full access, during normal business hours and on reasonable notice, to all of the Companies' properties, offices, vehicles, equipment, inventory and other assets, documents, files, books and records, in order to allow BNC a full opportunity to make such investigation and inspection as it desires of the Companies' respective business and assets. Sellers shall further cause the Companies to use their best efforts to cause the employees, counsel and regular independent certified public accountants of the Companies to be available upon reasonable notice to answer questions of BNC's representatives concerning the business and affairs of the Companies, and shall further use their best efforts to cause them to make available all relevant books and records in connection with such inspection and examination, including without limitation work papers for all audits and reviews of financial statements of the Companies.

            Section 5.3    Conduct of Business. From and after the date of this Agreement and until the Closing Date, the Principal Shareholders shall cause the Companies to conduct their business in the ordinary course and consistently with past practices, and except (i) as expressly required or permitted by this Agreement, or (ii) as necessary to effectuate the Consolidation on the terms contained in the Ancillary Agreements, the Principal Shareholders shall not cause any of the Companies to do any of the following without the prior written consent of BNC:

                        (a)    incur any obligation or liability, absolute or contingent, except trade or business obligations incurred in the ordinary course of business or sales, income, franchise or ad valorem taxes accruing or becoming payable in the ordinary course of business;

                        (b)    enter into any agreement or transaction not in the ordinary course of business;

                        (c)    declare or pay any dividend or other distribution with respect to any of its capital stock or purchase any of its capital stock; provided, however, that the Principal Shareholders may cause the Companies, with the prior written consent of BNC, to make such other distributions to the Sellers that are necessary to enable Sellers to satisfy the federal and state income tax liabilities of the Companies for the Final Period;

                        (d)    subject any of its assets to any Lien;

                        (e)    increase the rate of compensation (including bonuses, contingent severance payments, retirement, profit sharing, benefit or any other payments) payable or to become payable to any of its officers or directors;

                        (f)    terminate or take any action that would cause the termination of any Material Contract, commitment or transaction or waive any right of material value to it;

                        (g)    default under any note, loan, mortgage, guarantee or other instrument of indebtedness or any Material Contract;

                        (h)    transfer any asset, right or interest to, or enter into any transaction with, the Sellers or any of their Affiliates;

                        (i)    amend its Charter Documents;

                        (j)    or enter into any agreement or commitment to do any of the foregoing.

            Section 5.4    Public Statements. Prior to the Closing Date, none of the parties to this Agreement shall, and each party shall use its best efforts so that none of its advisors, officers, directors or employees shall, except with the prior written consent of the other party, publicize, announce or describe to any third person, except their respective advisors and employees, the execution or terms of this Agreement, the parties hereto or the transactions contemplated hereby, except as required by law or as required pursuant to this Agreement to obtain the consent of such third person; provided, in any case, that BNC, in consultation with Sellers, may make such disclosures and announcements as may be necessary or advisable under applicable securities laws.

            Section 5.5    No Solicitation. Sellers will not, prior to the Closing Date or the termination of this Agreement pursuant to Section 6.1, (nor will they permit any of their affiliates or any of the Companies' officers, directors or agents to) directly or indirectly solicit or participate or engage in or initiate any negotiations or discussions, or enter into or authorize any agreement or agreements in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any significant part of any of the Companies' business and properties or any Shares whether by merger, purchase of assets, purchase of stock or otherwise. Sellers will notify BNC promptly upon receipt of any inquiry, offer or other communication from any third party regarding any such activities.

            Section 5.6    Update Information. Each party hereto will promptly disclose to the other any information contained in its representations and warranties that because of an event occurring after the date hereof is incomplete or no longer correct; provided, however, that none of such disclosures will be deemed to modify, amend, or supplement the representations and warranties of such party, unless the other party consents to such modification, amendment, or supplement in writing.

ARTICLE VI
TERMINATION

            Section 6.1    Termination. This Agreement may be terminated and may be abandoned at any time prior to the Closing Date:

                        (a)    by mutual consent of BNC and the Sellers' Representatives;

                        (b)    by BNC or the Sellers' Representatives, as the case may be, if (a) there shall have been a material breach of any representation, warranty, covenant or agreement on the part of either the Sellers or on the part of BNC or the Agency, as the case may be, which breach shall not have been cured prior to the earlier of (i) 10 days following notice of such breach and (ii) April 15, 2002; or (b) the date after which any permanent injunction or other order of a court or other competent Governmental Entity preventing the transactions contemplated by this Agreement shall have become final and non-appealable;

                        (c)    or by BNC or the Sellers' Representatives if the transactions contemplated by this Agreement shall not have been consummated on or before April 15, 2002; provided, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date.

            Section 6.2    Effect of Termination. In the event of a termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation under any provisions hereof on the part of BNC, the Agency, the Companies or Sellers, except (a) pursuant to the covenants and agreements contained in Section 5.4 and this Section 6.2, and (b) to the extent that such termination results from the willful material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall have a right to recover any Damages caused thereby through Arbitration as set forth in Section 8.9.

            Section 6.3    Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, in their respective sole discretion: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party.

ARTICLE VII
INDEMNIFICATION; REMEDIES

            Section 7.1    Survival; Right to Indemnification Not Affected by Knowledge. Subject to the provisions of this Article VII, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules, and any other Closing certificate, agreement or opinion delivered pursuant to this Agreement will survive the Closing. The right to indemnification for Damages based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by a party with respect to, or the knowledge of any fact or matter acquired (or capable of being acquired) by a party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

            Section 7.2    Indemnity Obligations and Payment of Damages by Sellers. Subject to the other provisions of this Article VII, Sellers will indemnify and hold harmless BNC and the Agency, including any successor thereof through merger or consolidation (collectively, the "BNC Indemnified Persons") for, and will pay to the BNC Indemnified Persons the amount of any Damages incurred as a result of:

                        (a)    the inaccuracy of any representation or warranty made by Sellers in this Agreement, the Disclosure Schedule or any other Closing certificate, agreement or opinion delivered by Sellers pursuant to this Agreement;

                        (b)    the inaccuracy of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date;

                        (c)    any breach by Sellers of any covenant or obligation of Sellers in this Agreement;

                        (d)    any liability for Taxes applicable to Sellers or the Companies that are unpaid or unaccrued with respect to all periods prior to the Closing (excluding any amounts payable by BNC pursuant to Section 8.1);

                        (e)    and any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Sellers or the Companies (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

            Section 7.3    Indemnity Obligation and Payment of Damages by BNC. Subject to the other provisions of this Article VII, BNC and the Agency will indemnify and hold harmless Sellers and their spouses and marital communities, as applicable, and their successors by will or the laws of descent and distribution (collectively, the "Sellers' Indemnified Persons") for, and will pay to Sellers' Indemnified Persons the amount of any Damages incurred as a result of:

                        (a)    the inaccuracy of representation or warranty made by BNC or the Agency in this Agreement or in any Closing certificate, agreement or opinion delivered by BNC or the Agency pursuant to this Agreement;

                        (b)    the inaccuracy of any representation or warranty made by BNC or the Agency in this Agreement as if such representation or warranty were made on and as of the Closing Date;

                        (c)    any breach by BNC or the Agency of any covenant or obligation of BNC or the Agency in this Agreement;

                        (d)    any liability for Taxes applicable to Sellers' as the result of the Section 338 Election described in Section 8.1;

                        (e)    and any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with BNC or the Agency (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

            Section 7.4    Time Limitations.

                        (a)    The obligation of the Sellers to indemnify the BNC Indemnified Persons pursuant to Section 7.2 shall survive the consummation of the transactions contemplated by this Agreement, and the Sellers shall only be required to indemnify the BNC Indemnified Persons, as follows:

                                      (i)    with respect to the representations and warranties in Sections 3.1, 3.2, 3.7, 3.22 and matters covered by Section 7.2(d), until the greater of five (5) years from the Closing Date or expiration of the applicable statute of limitations period;

                                      (ii)    and with respect to all other representations and warranties of the Sellers and any other matters covered by Section 7.2, until two (2) years after the Closing Date.

                        (b)    The obligation of BNC and the Agency to indemnify the Sellers' Indemnified Persons pursuant to Section 7.3 shall survive the consummation of the transactions contemplated by this Agreement, and the Sellers shall only be required to indemnify the BNC Indemnified Persons as follows:
                                      (i)    with respect to the representations and warranties in Section 4.2, and matters covered by Section 7.3(d), until the greater of five (5) years after the Closing Date or expiration of the applicable statute of limitations period;

                                      (ii)    with respect to all other representations and warranties of BNC and the Agency and any other matters covered by Section 7.2, until two (2) years after the Closing Date.

                        (c)    The obligations of the parties for indemnification under this Article VII shall terminate after the expiration of the periods indicated in subsections (a) and (b) of Section 7.4, except with respect to any Damages which have been the subject of written notice (a "Claim Notice") to the party against whom such claim for Damages is asserted prior to the expiration of such period specifying the factual basis of the claim giving rise to such Damages in reasonable detail to the extent then known by the party providing such notice, which notice will preserve such claim until it is liquidated or otherwise finally resolved pursuant to the procedures set forth in Sections 7.7 and 7.8 of this Agreement.

            Section 7.5    Limitations on Indemnity Amount.

                        (a)    Neither Sellers' Indemnified Persons nor the BNC Indemnified Persons will have any claim for indemnification with respect to the matters described in Sections 7.2 or 7.3, respectively, unless and until such indemnified person has incurred Damages exceeding $75,000 (the "Basket"), and then only for the amount by which such Damages exceed the Basket. For purposes of this Section 7.5(a), Damages resulting from an occurrence of any one of the matters described in Sections 7.2 or 7.3 will not be counted towards the Basket unless the Damages resulting from such occurrence exceed $5,000 in the aggregate.

                        (b)    In no event shall either the Sellers, on the one hand, or BNC and the Agency, on the other hand, be required to make payments for indemnification pursuant to Sections 7.2 or 7.3, respectively, that exceed $6,500,000 in the aggregate; provided further, however, that in no event shall any Other Shareholder be required to make payments for indemnification pursuant to Section 7.2 of more than fifty percent (50%) of the amount actually received by such Other Shareholder pursuant to Article II.

                        (c)    Notwithstanding anything contained in this Article VII to the contrary, the limitations contained in Sections 7.5(a) and 7.5(b) shall not apply to (i) the matters covered by Sections 7.2(d) and 7.3(d), (ii) any breach or inaccuracy contained in the representations and warranties in Sections 3.1 through 3.5, (iii) any payments required to be made by BNC pursuant to Section 8.1 and (iv) any intentional breach by any party of any covenant or obligation contained in this Agreement.

            Section 7.6    Nature of Indemnity Obligation; Exclusive Remedy.

                        (a)    The Sellers, on the one hand, and BNC and the Agency, on the other hand, shall not have any obligation to indemnify the BNC Indemnified Persons and the Sellers' Indemnified Persons, respectively, except as expressly set forth in this Article VII.

                        (b)    The obligations of (i) the Other Shareholders to indemnify the BNC Indemnified Persons shall be several, and (ii) the Principal Shareholders to indemnify the BNC Indemnified Persons shall be joint and several with the Other Shareholders, with the intent of the parties being that the Principal Shareholders shall each be liable under this Article VII to the BNC Indemnified Persons for any Damages that may be payable pursuant to Section 7.2, and each Other Shareholder shall only be liable for his or her proportionate share of such Damages based on the amounts received by him or her based on his or her allocation percentage reflected on Exhibit "B" attached hereto.

                        (c)    The obligations of BNC and the Agency to indemnify the Sellers' Indemnified Persons shall be joint and several, with the intent of the parties being that each of BNC and the Agency shall be liable under this Article VII to the Sellers' Indemnified Persons for any Damages that may be payable pursuant to Section 7.3.

                        (d)    The right to receive indemnification for Damages pursuant to the provisions of this Article VII shall be the exclusive remedy for the determination of any claim, controversy or Dispute whatsoever based upon or arising out of this Agreement or the transactions contemplated hereby, or any agreement given in connection herewith, as determined exclusively through Arbitration in accordance with Section 8.9; provided, however, that (i) the foregoing shall not apply to the Lease or any of the employment agreements to be executed and delivered pursuant to Sections 2.4(b)(iii), 2.4(b)(iv) and 2.4(b)(v), and (ii) any Objection pursuant to Section 2.3 shall be resolved in accordance with the procedures set forth in Section 2.3(e).

            Section 7.7     Procedure for Indemnification – Third Party Claims.

                        (a)    Within ten (10) business days after receipt by an indemnified party under Section 7.2 or 7.3 of notice of the commencement of any proceeding against it by a third Party (a "Third Party Claim"), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give a Claim Notice to the indemnifying party of the commencement of such claim, but the failure to give such Claim Notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such Claim Notice.

                        (b)    If any Third Party Claim is brought against an indemnified party and it gives a Claim Notice with respect to such claim, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification under the terms of this Agreement, (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of any Applicable Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                        (c)    Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            Section 7.8    Disputed Indemnity Obligations, Arbitration. If a party disagrees with a Claim Notice, it shall notify the claiming party in writing within ten (10) business days after the date upon which the Claim Notice was served specifying in detail the points of disagreement over the Claim Notice, and requesting a meeting to resolve the disagreement. A resolution conference shall take place within thirty (30) days of request. If any such disagreement over a Claim Notice has not been resolved by informal resolution within thirty (30) days after the date of service of a Claim Notice, the disagreement shall be deemed a "Dispute" which shall be submitted to Arbitration, in accordance with Section 8.9. The Arbitration shall occur as soon as practicable, but in no event later than one hundred twenty (120) days from the date of service of the Claim Notice unless additional time is reasonably required in order to develop information reasonably necessary to adjudicate the matter. The determinations at the Arbitration by the arbitrator or arbitrators shall be final, conclusive and binding with respect to the Dispute over the Claim Notice, and a party's indemnity obligations concerning the subject indemnification claim as finally determined at the Arbitration shall be final, conclusive, binding and non-appealable, and the judgment of a court of competent jurisdiction may be entered thereon. If a Claim Notice pertains to a Third Party Claim, during the pendency of the Arbitration, each of the parties shall cooperate with each other to insure that the Third Party Claim is properly handled, that no default is entered thereon, and that none of the parties' rights in respect of the Third Party Claim are prejudiced.

ARTICLE VIII
MISCELLANEOUS

            Section 8.1    Section 338 Elections. If requested by BNC, BNC and Sellers shall join in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state law ("Section 338 Elections") apply to the purchase by the Agency of the Shares. BNC shall be responsible for, and control, the preparation and filing of such election. The allocation of purchase price among the assets of Milne Scali shall be made in accordance with Code Section 338 and any comparable provisions of state, or local law, as appropriate. Sellers shall accept BNC's determination of such purchase price allocations and shall report, act, file in all respects and for all purposes consistent with such determination of BNC. Sellers shall execute and deliver to BNC such documents or forms (including Section 338 Forms, as defined below) as BNC shall request or as are required by applicable law for an effective Section 338 Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338 Election, including, without limitation, any "statement of Section 338 Election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to treasury regulations. If BNC and Sellers make a Section 338 Election, BNC shall pay to Sellers within thirty (30) days of filing the Section 338 Elections, an amount equal to 133.3% of the excess of (a) the aggregate amount of federal and state income taxes imposed upon Sellers on account of the transactions contemplated by this Agreement, over (b) the aggregate amount of federal and state income taxes that would have been imposed upon Sellers on account of the transactions contemplated by this Agreement if a Section 338 Election had not been made.

            Section 8.2    Final S Corporation Tax Return.

                        (a)    Following the Closing, Sellers shall prepare and timely file the Companies' federal income and state income tax Returns for the taxable period that ends as a result of the transaction described herein (the "Final Period"); provided, however, that

                                      (i)    BNC shall control the preparation of the portion of the Returns that relate to any gain resulting from the Section 338 Elections; and

                                      (ii)    Sellers shall provide BNC final copies of all such returns, and such returns shall be reasonably acceptable to BNC, prior to the filing of such returns by Sellers. Sellers shall be responsible for and timely pay all federal and state income taxes of the Companies for the Final Period.

                        (b)    Following the Closing, neither BNC nor its Affiliates shall, with respect to any period ending prior to the Closing Date: (i) file any amended Return with respect to the Companies; (ii) carry back any loss or tax attribute of the Companies, or (iii) take or advocate any position with respect to any Taxes of the Companies for any period that could reasonably be expected to adversely affect the Sellers, with respect to any period ending prior to the Closing Date unless, in each case, the Principal Shareholders shall have consented in writing to such action. BNC shall promptly notify the Sellers upon receipt by BNC or any of its Affiliates of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to or ending on the Closing Date for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). The Sellers' Representatives, or their duly appointed representative, shall have the authority to represent the interests of the Companies and/or the Sellers with respect to any Tax Matter before the Internal Revenue Service, any other Governmental Entity and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resulting in any assessment for additional income or taxes or notice of tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that the Sellers' Representatives, on behalf of the Companies, shall not enter into any settlement on behalf of the Companies or otherwise compromise any Tax Matter that affects or may affect the tax liability of BNC, the Agency or their Affiliates for any period ending after the Closing Date without the prior written consent of BNC. The Sellers or their representative shall keep BNC fully and timely informed with respect to commencement, status and nature of any Tax Matter.

                        (c)    The Sellers and BNC (and its Affiliates) agree to cooperate with and to provide each other with all information for periods prior to or after the Closing Date that is relevant in preparing Returns pertaining to the Companies. The Sellers, on the one hand, and BNC (and its Affiliates), on the other hand, agree to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information (including access to books or records and Returns (or portions thereof) pertinent to the Companies, and shall preserve all such information, records and documents in accordance with generally applicable record retention policies.

            Section 8.3    Expenses. Each of BNC and the Sellers (and not any of the Companies) shall pay all of its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement including, but not limited to, the fees and expenses of its legal and financial advisors (excluding legal expenses and accounting fees of the Companies incurred in effectuating the Consolidation, which shall be paid by Milne Scali at the Closing).

            Section 8.4    Notices. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

             If to BNC or the Agency, to:

                        BNCCORP, Inc.
                        322 East Main
                        Bismarck, North Dakota 58501
                        Attention: Gregory K. Cleveland
                        Facsimile Transmission No.: (701) 250-3028

             With copy to:

                        William B. Masters, Esq.
                        Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
                        201 St. Charles Avenue
                        New Orleans, Louisiana 70170-5100
                        Telephone No. : (504) 582-8278
                        Facsimile Transmission No.: (504) 589-8278

             If to the Sellers, to:

                         c/o Richard W. Milne and Terrence M. Scali
                         1750 E. Glendale Ave.
                         Phoenix, AZ 85306
                         Facsimile Transmission No.: (602) 395-4275

            With copy to:

                        Kevin T. Ahern, Esq.
                        Broening Oberg Woods Wilson & Cass, P.C.
                        1122 East Jefferson
                        Phoenix, Arizona 85034
                        Telephone No.: (602) 271-7787
                        Facsimile Transmission No.: (602) 258-7785

             Section 8.5    Amendment. This Agreement may only be amended by a written instrument signed by all of the parties hereto; provided however that any modification of the EBITDA target set forth in Section 2.3(a) pursuant to Section 2.3(g) may be agreed to by BNC and the Sellers' Representatives on behalf of the Sellers.

            Section 8.6    Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

            Section 8.7    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            Section 8.8    Governing Law/Exclusive Forum and Venue. This Agreement and any Arbitration hereunder shall be governed by and construed in accordance with the substantive laws of the State of Arizona, without regard to any applicable principles of conflicts of law, and Maricopa County, Arizona shall be the exclusive forum and venue for any Arbitration.

            Section 8.9    Arbitration.

                        (a)    Any claim, controversy or dispute whatsoever (a "Dispute") based upon or arising out of any aspect of this Agreement, the Consolidation, or any document or any other agreement executed in connection herewith or contemplated hereby, including the employment agreements of the Principal Shareholders and the Other Shareholders, regardless of the title or nature of the Dispute, whether in contract or tort, at law or in equity, based upon or arising out of this Agreement, the existence and amount of an Indemnity Obligation, the accuracy of any representation or warranty, the breach of any covenant or condition, or based upon the rescission, reformation, interpretation, breach, termination, enforcement, or validity of this Agreement or any other agreement executed in connection herewith, excluding only the matters set forth below, and the resolution of an Objection to an Earnout Notice as contemplated by Section 2.3(e), shall be exclusively and finally resolved through mandatory and binding arbitration ("Arbitration") in accordance with the terms hereof, provided any party to this Agreement may bring an action in the Maricopa County Superior Court to compel Arbitration of any Dispute. Any party who fails or refuses to submit any Dispute to binding Arbitration following a written demand by another party or parties shall bear all costs and expenses, including reasonable attorney's fees, incurred by the opposing party or parties in compelling Arbitration of such Dispute. The following provisions apply to Arbitration:

                        (b)    The Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement, as modified by the following:

                                      (i)    The Arbitration shall be heard by three (3) independent and impartial arbitrators (the "Arbitration Panel") chosen in the following manner: each of BNC and the Sellers' Representatives shall nominate one such arbitrator with the third to be chosen by the first two nominees.

                                      (ii)    The Arbitration proceedings shall be conducted in Phoenix, Arizona.

                                      (iii)    Discovery shall be limited to the production of documents and taking of depositions, which shall be conducted in accordance with the arbitration rules and procedures of the American Arbitration Association. All discovery shall be completed within sixty (60) days following the filing of the answer or other pleading required in response to the initiating arbitration complaint. Discovery disputes shall be resolved and disposed of by the Arbitration Panel.

                                      (iv)    Each party shall have up to ten (10) hours to present evidence and argument in a hearing before the Arbitration Panel, provided that the Arbitration Panel may establish such longer times for presentations as they deem appropriate.

                                      (v)    The limitation periods specified in this Agreement shall control in any Arbitration proceeding, and bar any indemnification claim which is not brought during the specified limitation periods.

                                      (vi)    The Arbitration Panel shall determine the merits of the Dispute in accordance with the substantive laws of the State of Arizona, without regard to Arizona conflicts of law principles.

                                      (vii)    The Arbitration Award shall be rendered by the Arbitration Panel within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

                                      (viii)    Each party shall each pay one half of the cost and expenses of Arbitration, subject to the Arbitration Panel's power to award the prevailing party in the Arbitration its reasonable attorney's fees and costs incurred if the Arbitration Panel determines that the other party has acted in bad faith.

                                      (ix)    The parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any Arbitration award.

                        (c)    No provision of, or the exercise of any rights under, this Agreement shall limit the right of any party to file a civil action in the Maricopa County Superior Court to apply for a temporary restraining order and/or a preliminary injunction to enforce compliance with this Section 8.9, provided (i) the merits of the Dispute itself shall be submitted to Arbitration, (ii) all findings and determinations on the merits of the Dispute shall be made by the Arbitration Panel, and (iii) the filing of any such civil action shall not be deemed an election of remedies. The right to file a civil action can be exercised at any time necessary to enforce this Section 8.9 except to the extent such civil action is contrary to a final award or decision in any Arbitration. The institution of a civil action for a temporary restraining order or preliminary injunction to enforce compliance with this Section 8.9 shall not (i) constitute a waiver of the right and obligation of any party, including, without limitation, the plaintiff in the action, to submit any Dispute to Arbitration, (ii) render inapplicable the compulsory Arbitration provisions of this Agreement, or (iii) constitute a breach hereof.

                        (d)    Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any Arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each party agrees to keep all Disputes and Arbitration proceedings strictly confidential, except for disclosures of information to the parties' legal counsel or auditors or those required by applicable law.

                        (e)    Except for (i) the right to bring a civil action in the Maricopa County Superior Court for the limited purposes authorized by this Section 8.9, (ii) the right to enforce an Arbitration Award as a civil judgment, subject to the provisions of Article VII, or (iii) any other remedy expressly created and/or reserved to the parties hereunder, all other remedies at law or in equity are expressly waived and this Arbitration Section constitutes the entire agreement of the parties with respect to Dispute resolution, superceding all prior discussions, arrangements, negotiations and other communications on Dispute resolution. This Arbitration provision shall survive any termination, amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the parties otherwise expressly agree in writing. The obligation to arbitrate any Dispute shall be binding upon the authorized successors and assigns of each of the parties.

            Section 8.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

            Section 8.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

            Section 8.12    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

            Section 8.13    Mutual Drafting. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

            Section 8.14    Facsimile Signatures. In order to expedite the action contemplated herein, telecopied signatures may be used in place of original signatures of this Agreement. BNC, the Agency and the Sellers intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

            Section 8.15    Mountain View. The Principal Shareholders shall cause Milne Scali Properties, L.L.C. to agree to sell to Milne Scali two (2) shares in Mountain View Indemnity, Ltd., for the sum of $92,000.00 payable in cash, upon approval of the sale by the board of directors of Mountain View Indemnity, Ltd., which approval shall be obtained as soon as practicable after the Closing, provided that if such approval cannot be obtained within a reasonable period of time after the Closing, then the Principal Shareholders shall cause Milne Scali Properties, L.L.C. to sell said shares back to Mountain View Indemnity, Ltd., so that the Principal Shareholders shall have divested themselves of any indirect interest in such shares.

            Section 8.16    Personal Guarantees. Following the Closing, BNC shall cause Milne Scali to contact persons with whom Milne Scali has contracts, licenses or agreements that the Principal Shareholders have personally guaranteed, or otherwise agreed to act as surety, indemnitor or co-primary obligor, to have the Principal Shareholders released from any such guaranteed obligation and BNC shall, and shall cause Milne Scali to, indemnify the Principal Shareholders against any Damages arising from Milne Scali's failure to perform the guaranteed obligations.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of the date first written above.

BNCCORP, INC., a Delaware corporation

By: /S/ GREGORY K. CLEVELAND
Gregory K. Cleveland President

BNC INSURANCE, INC., a North Dakota corporation
By: /S/ GREGORY K. CLEVELAND
Its: Secretary

EXECUTION AND ACKNOLWLEDGMENT PAGE
TO
STOCK PURCHASE AGREEMENT

/S/ RICHARD W. MILNE, JR.

Richard W. Milne, Jr.

The Richard W. Milne, Jr. and Robin Jayne Milne Revocable Living Trust

By: /S/ RICHARD W. MILNE, JR.
Richard W. Milne, Jr., Co-Trustee

By: /S/ ROBIN JAYNE MILNE
Robin Jayne Milne, Co-Trustee

EXECUTION AND ACKNOWLEDGMENT PAGE
TO
STOCK PURCHASE AGREEMENT

/S/ TERRENCE M. SCALI

Terrence M. Scali

The Terrence M. Scali and Marcella A. Scali Family Trust

By: /S/ TERRENCE M. SCALI
Terrence M. Scali, Co-Trustee

By: /S/ MARCELLA M. SCALI
Marcella M. Scali, Co-Trustee

EXECUTION AND ACKNOWLEDGMENT PAGE
TO
STOCK PURCHASE AGREEMENT

/S/ G. STEVEN HAY

G. Steven Hay

EXECUTION AND ACKNOWLEDGMENT PAGE
TO
STOCK PURCHASE AGREEMENT

/S/ NANCY KOZLOSKI-RAUSCH

Nancy Kozloski-Rausch

EXECUTION AND ACKNOWLEDGMENT PAGE
TO
STOCK PURCHASE AGREEMENT

The Hammontree/Turnacliff Revocable Trust

By: /S/ SUSAN M. TURNACLIFF
Susan M. Turnacliff, Trustee

Exhibit "A"

            "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

             "Agency" is defined in the recitals of this Agreement.

             "Applicable Law" means any statute, law, rule or regulation or any judgement, order, writ, injunction or decree of any Governmental Entity to which a specified Person or its property is subject.

             "Arbitration" is defined in Section 8.9.

             "Arbitration Panel" is defined in Section 8.9.

             "Audited Financial Statements" means, as the context may require, the audited financial statements of each of the Companies for the years ended and at December 31, 1999, 2000 and 2001.

             "Base Earnout" is defined in Section 2.3(a)(i).

             "Basket" is defined in Section 7.5(a).

             "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that  is maintained, administered or contributed to by the employer and covers any employee or former employee of the employer.

             "BNC" is defined in the recitals of this Agreement.

             "BNC Financial Reports" is defined in Section 4.5.

             "BNC Indemnified Persons" is defined in Section 7.2.

             "BNC Shares" is defined in Section 2.2(b).

             "Cash Consideration" is defined in Section 2.2(a).

             "Charter Documents" means, as each is applicable to any Person, the articles of incorporation, certificate of incorporation, by-laws, and any other similar organizational documents for such Person.

             "Claim Notice" is defined in Section 7.4(c).

             "Closing" is defined in Section 2.4(a).

             "Closing Date" is defined in Section 2.4(a).

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Company" is defined in the recitals of this Agreement.

             "Consolidation" is defined in the recitals of this Agreement.

             "Damages" means costs, expenses, damages and losses actually incurred, including, but not limited to, reasonable attorney's fees and taxable costs.

             "Disclosure Schedule" means the disclosure schedules and other documents attached hereto as Exhibit "H" prepared by Sellers, in accordance with the applicable provisions of this Agreement.

             "Dispute" is defined in Section 7.7.

             "Earnout Balance" is defined in Section 2.3(a)(iv).

             "Earnout Notice" is defined in Section 2.3(b).

             "Earnout Period" is defined in Section 2.3(a)(i).

             "Earnout Premium" is defined in Section 2.3(a)(i).

             "EBITDA" means the combined net income (or loss) before interest, income taxes, depreciation and goodwill amortization of Milne Scali during any period, all as determined in accordance with GAAP; provided, however, that for the purposes of this Agreement, in determining EBITDA there shall be (a) excluded any extraordinary, unusual or non-recurring items of income or loss during such period other than those resulting in the ordinary course of business consistent with past practices and (b) excluded any deductions for corporate overhead allocations from BNC or any of its Affiliates, including, without limitation (i) any employment related costs associated with personnel required by BNC to be employed by Milne Scali that Milne Scali would not otherwise have employed, (ii) any expenses directly or indirectly incurred in connection with the acquisition of the Shares by the Agency, and (iii) any other direct or indirect charges or expenses not related to the operation of Milne Scali.

             "Employee Plan" means any plan or arrangement as defined in Section 3(3) of ERISA that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by the employer and (c) covers any employee or former employee of the employer.

             "Environmental Claims" means any and all administrative, regulatory, or judicial actions, proceedings, executory decrees, judgments, penalties, fees, demands, orders, or directives, relating in any way to any Environmental Law or any permit, license or authorization required or issued under any such Environmental Law, or arising from the presence or release or threatened release (or alleged presence or release or threatened release) into the environment of any hazardous materials including, without limitation, any and all claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, removal, response, remedial or other actions or damages, punitive or exemplary damages, contribution, indemnification, cost recovery, compensation or declaratory or injunctive relief pursuant to any Environmental Law or any alleged injury or threat of injury to health, safety or the environment.

             "Environmental Laws" means all foreign, federal, state and local laws, statutes, ordinances, regulations, criteria, guidelines, rules of common or civil law in effect at the Closing, each case any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment, and natural resources, including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of hazardous materials.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

             "Exchange Act" is defined in Section 4.5.

             "Final Period" is defined in Section 8.2(a).

             "GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question.

             "Governmental Entity" means any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

             "Governmental Permit" means all licenses, permits, consents, waivers, approvals and other authorizations from a Governmental Entity that are necessary to entitle Milne Scali to carry on and conduct its business as presently conducted.

             "Intellectual Property" means (a) inventions (whether patentable or unpatentable), improvements thereto, patents and patent applications, together with all provisionals, reissuances, continuations, continuations-in-part, divisionals and reexaminations thereof, (b) trademarks, service marks, trade dress and trade names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith, (c) works of authorship and copyrights therein, (d) trade secrets and confidential information, (e) computer software and databases and (f) copies and tangible embodiments of any of the foregoing.

             "Internal Financial Statements" means, as the context may require, the unaudited internal financial statements of each of the Companies at and for the year ended and at December 31, 2001.

             "Lease" is defined in Section 2.4(b)(vi).

             "Liens" means pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, mortgages or deeds of trust, of any kind or nature whatsoever.

             "Material Client" means the top twenty-five customers of the Companies determined by ranking all customers of the Companies in descending order based on the aggregate amount paid by each customer to the Companies for services rendered during the eighteen-month period ended December 31, 2001.

             "Material Contract" means any contracts, orders, leases, licenses, or agreements or other commitments, whether written or oral, and specifically includes any contracts or other agreements between any of the Companies and/or the Sellers on the one hand and any insurance company on the other authorizing any of the Companies and/or the Sellers to place such insurance company's policies.

             "Milne Scali" is defined in the recitals of this Agreement.

             "Multi-employer Plan" means a plan or arrangement as defined in Section 4001(a)(3) and 3(37) of ERISA.

             "Neutral Auditors" is defined in Section 2.3(e).

             "Objection" is defined in Section 2.3(e).

             "Other Shareholders" is defined in the recitals of this Agreement.

             "Person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

             "Principal Shareholders" is defined in the recitals of this Agreement.

             "Proceedings" means any suit, action, proceeding, dispute or claim before or investigation by any Governmental Entity.

             "Returns" means all returns, reports, estimates, declarations, statements and any other documents of any nature relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

             "Section 338 Election" is defined in Section 8.1.

             "Section 338 Forms" is defined in Section 8.1.

             "Securities Act" is defined in Section 3.5(b).

             "Sellers" means the Principal Shareholders and the Other Shareholders.

             "Sellers' Indemnified Persons" is defined in Section 7.3.

             "Sellers' Representatives" means each of Richard W. Milne, Jr. and Terrence M. Scali, serving in their capacity as agent and attorney-in-fact for the Sellers pursuant to the terms of Section 2.3, and by their execution and delivery of this Agreement, each of Richard W. Milne, Jr. and Terrence M. Scali hereby accept the appointment as such agent and attorney-in-fact on behalf of the Sellers. If either Richard W. Milne, Jr. or Terrence M. Scali dies, becomes disabled or is otherwise unable to serve as one of the Sellers' Representatives, then the other Sellers' Representative shall be entitled to designate a successor by written notice to BNC, who shall assume all of the obligations of the deceased or disabled Sellers' Representative under this Agreement.

             "Shares" is defined in the recitals of this Agreement.

             "Substantial Compliance" or "Substantially Complied" means the level of compliance necessary for the Company to continue to conduct its business and own and operate its assets in the ordinary course and consistent with past practice without taking remedial measures, incurring fines or penalties or being required to make similar payments.

             "Taxes" means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Entity (whether foreign, national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

             "Tax Matter" is defined in Section 8.2(b).

             "Third Party Claim" is defined in Section 7.7.

Exhibit "B"

Seller / Address for Payments[1]	Shares	Allocation Percentage

Richard W. Milne, Jr. and Robin Jayne Milne Revocable Trust 5909 E. Solcito Lane Paradise Valley, AZ 85253	26,067.69	44.93%

Terrence M. Scali and Marcella A. Scali Family Trust 4914 E. Horseshoe Road Paradise Vally, AZ 85253	26,067.69	44.93%

G. Steven Hay 8531 N. 10th Ave. Phoenix, AZ 85021	3,566.18	6.15%

Nancy Kozloski-Rausch 4153 N. 49th St. Phoenix, AZ 85281	255.67	0.44%

Hammontree / Turnacliff Revocable Trust 312 E. Brook Hollow Drive Phoenix, AZ 85281	655.56	1.13%

Anthony J. Scali 17250 N. 40th Place Phoenix, AZ 85281	561.58	0.97%

Ronald Cadaret 7618 N. 13th St. Phoenix, AZ 85020	839.19	1.44%

Total:	58,013.56	100.00%

1 All payments hereunder shall be deposited in the United States overnight registered mail, return receipt requested, postage prepaid and addressed to each Seller at such Seller's address set forth above, or at such other address as such Seller shall designate to BNC in writing hereafter; alternatively, payments shall be sent to any Seller via wire transfer if such Seller designates to BNC in writing a request to receive payments via wire transfer and provides to BNC account wiring instructions.